Exhibit 99.1

Eclipse Resources Corporation Reports Second Quarter 2015 Results

STATE COLLEGE, PA- August 12, 2015- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE: ECR) today announced its second quarter of 2015 financial and operational results. Highlights for the quarter include:

•	Second quarter of 2015 Adjusted Revenue(1) grew to $73.4 million, representing a 181% increase from Adjusted Revenue from the second quarter of 2014

•	Adjusted EBITDAX (1) grew to $31.5 million for the second quarter of 2015 representing a 178% increase relative to Adjusted EBITDAX(1) for the second quarter of 2014

•	Second quarter of 2015 net production averaged 198.6 MMcfe/d, representing a 374% increase to average daily net production for the second quarter of 2014, a 24% sequential increase over average daily production for the first quarter 2015 and a 10% increase over the high end of the Company’s previously issued average daily production guidance

•	Placed into sales the Company’s three well, inter-lateral spacing test Sawyers Pad in the Utica Shale Dry Gas type curve area

•	Drilled 8 gross (4.3 net) wells, completed 15 gross (7.5 net) wells and turned 19 gross (6.3 net) wells to sales in the second quarter of 2015

•	Increased annual production guidance by approximately 5%

(1)	Non-GAAP measure. See reconciliation at end for details.

Operational Discussion

For the second quarter of 2015, as previously announced, net production averaged 198.6 MMcfe/d. This level of production represents a 374% increase relative to average daily net production for the first quarter of 2014 and sequential quarterly growth of 24% over average daily net production for the first quarter of 2015. The second quarter of 2015 production consisted of approximately 57% natural gas, 23% natural gas liquids and 20% oil.

During the second quarter of 2015 Eclipse Resources commenced drilling 4 gross (3.9 net) operated Utica Shale wells, completed 7 gross (5.9 net) operated wells, and turned-to-sales 3 gross (3.0 net) operated wells. Included in those completed wells was the three well Sawyers pad, Eclipse Resources’ first dry gas spacing test with inter-lateral spacing of approximately 700 feet. These wells were turned to sales at the end of the second quarter of 2015 and the Company has been conducting various flow and pressure tests in order to begin assessing whether this spacing will be a value enhancing method of drilling the Company’s Dry Gas type curve area. To the extent this test is successful, the down spacing would result in an increase in our dry gas Utica Shale area locations by approximately 20%.

Additionally, Eclipse Resources participated in the drilling of 4 gross (0.4 net) non-operated wells, the completion of 8 gross (1.6 net) non-operated wells and had 16 gross (3.3 net) non-operated wells turned to sales during the second quarter of 2015.

Commenting on the operating results, Benjamin W. Hulburt, Eclipses Resources Chairman, President and CEO, said, “During the second quarter, we were able to continue to set new milestones in our drilling and completions. In eastern Monroe country, we were able to drill our longest lateral to date in the Dry Gas area of 10,200 feet in just seventeen days and increase our average drilling footage per day by approximately 7%. At the same time, we were able to decrease our average drilling cost per foot by 18% and our average completions cost per stage by 36% compared to completion costs for the first quarter of 2015. As Eclipse Resources continues to consistently grow its production profile, these cost savings become a crucial component in providing investors with highly economic wells in a challenging commodity price environment.”

Eclipse’s production for the three months ended June 30, 2015 and 2014 is set forth in the following table:

	Three Months Ended June 30,		Change
	2015	2014
Production:
Natural gas (MMcf)	10,385.9	2,458.8	7,927.1
NGLs (Mbbls)	682.7	113.1	569.6
Oil (Mbbls)	599.1	113.2	485.9
Total (MMcfe)	18,076.5	3,816.6	14,259.9
Average daily production volume:
Natural gas (Mcf/d)	114,131	27,020	87,111
NGLs (Bbls/d)	7,502	1,243	6,259
Oil (Bbls/d)	6,584	1,244	5,340
Total (Mcfe/d)	198,643	41,941	156,705

Financial Discussion

Total revenues for the second quarter of 2015 totaled $74.5 million, representing a 176% increase as compared to revenues for the second quarter of 2014. Adjusted Revenue, which includes the impact of cash settled derivatives, and excludes the impact of brokered natural gas and marketing revenue totaled $73.4 million, representing a 181% increase over Adjusted Revenue of $26.2 million the second quarter of 2014. The net loss for the second quarter of 2015 was $42.0 million, or $0.19 per share. Adjusted net loss for the second quarter of 2015 was $33.2 million, or $0.15 per share. Adjusted EBITDAX was $31.5 million for the second quarter of 2015, or $0.14 per share, a 178% increase year over year and a 52% sequential quarterly increase. Adjusted Revenue, Adjusted Net Loss and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling Adjusted Revenue, Adjusted Net Loss and Adjusted EBITDAX can be found at the end of the financial statements included in this release.

As previously announced, Eclipse Resources’ average realized price received during the second quarter of 2015, including the impact of cash settled derivatives and natural gas firm transportation fees, was $3.82 per Mcfe compared to $6.82 per Mcfe in the second quarter of 2014. The decrease in the average realized price was due to the overall decline in oil and natural gas commodity prices between comparable periods. Average realized price calculations are set forth in the table below:

	For the Three Months Ended June 30,
	2015	2014	Change
Average Sales Price (excluding cash settled derivatives)
Natural gas ($/Mcf)	$2.71	$4.09	$(1.38)
NGLs ($/Bbl)	14.01	55.95	(41.94)
Oil ($/Bbl)	45.48	93.30	(47.82)
Total average prices ($/Mcfe)	3.59	7.06	(3.47)

Average Sales Price (including cash settled derivatives)
Natural gas ($/Mcf)	$3.46	$3.71	$(0.25)
NGLs ($/Bbl)	14.01	55.95	(41.94)
Oil ($/Bbl)	46.64	93.30	(46.66)
Total average prices ($/Mcfe)	4.06	6.82	(2.76)

Average Sales Price (including firm transportation)
Natural gas ($/Mcf)	$2.30	$4.09	$(1.79)
NGLs ($/Bbl)	14.01	55.95	(41.94)
Oil ($/Bbl)	45.48	93.30	(47.82)
Total average prices ($/Mcfe)	3.35	7.06	(3.71)

Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$3.05	$3.71	$(0.66)
NGLs ($/Bbl)	14.01	55.95	(41.94)
Oil ($/Bbl)	46.64	93.30	(46.66)
Total average prices ($/Mcfe)	3.82	6.82	(3.00)

The average NYMEX Henry Hub prices for natural gas for the three months ended June 30, 2015 and 2014 were $2.74 per Mcf and $4.58 per Mcf, respectively. The average NYMEX WTI prices for oil for the three months ended June 30, 2015 and 2014 were $57.67 per barrel and $102.99 per barrel, respectively.

For the second quarter of 2015, total operating expenses, excluding interstate firm transportation expense, depreciation, depletion and amortization expense and general and administrative expense, were $24.9 million, or $1.38 per Mcfe, below the low end of the Company’s previously issued guidance. Interstate firm transportation expense was approximately $4.4 million, or $0.44 per Mcf.

Commenting on the financial results, Matthew DeNezza, the Company’s Chief Financial Officer, stated, “Our financial results are now beginning to show the impact of our gas marketing strategy. During the quarter, we began flowing into our firm capacity on the Texas Eastern system and were also active in selling gas into the Rockies Express pipeline to Midwestern markets. This strategy of diversified natural gas sales into advantaged out of basin markets allowed us to increase our operated natural gas price by approximately $0.50 per MMbtu, after firm transportation costs, over what we would have achieved by selling gas into the local Dominion South markets. The combination of our advantaged marketing strategy, our strong production levels, and our continued focus on efficiency and cost control allowed us to achieve record Adjusted EBITDAX of $31.5 million, in the face of degrading NGL markets.”

A full breakout of operating expenses is listed in the table below:

	Three Months Ended June 30,		Change
	2015	2014
Operating expenses (in thousands):
Lease operating	$3,589	$2,643	$946
Transportation, gathering and compression	22,634	2,949	19,685
Production and ad valorem taxes	3,078	702	2,376
Depreciation, depletion and amortization	60,641	9,957	50,684
General and administrative	12,717	8,429	4,288
Rig termination	366	—	366
Operating expenses per Mcfe:
Lease operating	$0.20	$0.69	$(0.49)
Transportation, gathering and compression	1.25	0.77	0.48
Production, severance and ad valorem taxes	0.17	0.18	(0.01)
Depletion, depreciation and amortization	3.35	2.61	0.74
General and administrative	0.70	2.21	(1.51)
Rig termination	0.02	—	0.02

Financial Position & Liquidity

As of June 30, 2015, Eclipse Resources had liquidity of approximately $354.8 million consisting of approximately $257.6 million in cash and cash equivalents, and available borrowing capacity under the Company’s revolving credit facility of $97.2 million (after giving effect to outstanding letters of credit issued by the Company of $27.8 million). Eclipse Resources also had $437.3 million in 12% senior unsecured PIK notes outstanding at the end of the second quarter of 2015.

Subsequent to quarter end, the Company issued $550 million aggregate principal amount of 8.875% senior unsecured notes due 2023.

The Company received net proceeds of approximately $525.5 million, after deducting original issue discount, the initial purchasers’ discounts and estimated offering expenses, of which it used approximately $510.7 million to finance the redemption of all of the Company’s outstanding 12.0% senior unsecured PIK notes. The Company will use the remaining $14.8 million in net proceeds to fund the Company’s capital expenditure plan and for general corporate purposes.

Second quarter 2015 capital expenditures were $85.5 million. These expenditures included $106.4 million for drilling and completions (operated drilling and completions of $65 million and non-operated drilling and completions of $41.4 million), ($28.3) million for midstream requirements, $7.0 million for land, and $0.4 million of other. The negative midstream spend was driven by the closing of the planned sale of one of the Company constructed condensate stabilization facilities for $37.3 million. For the first six months of 2015 our capital expenditures totaled $205.6 million.

Matthew DeNezza, Chief Financial Officer commented “Given our slower rate of drilling activity as a result of operating a one rig program, our continued improvement on cost structure and our drilling and completion schedule through the balance of 2015, we continue to anticipate that our total capital expenditures for the year will be at or below our capital budget of $352 million.”

Commodity Derivatives

Eclipse Resources engages in a number of different commodity trading program strategies as a risk management tool to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas and oil prices. Recently, the Company added to its natural gas derivative portfolio for a portion of its projected 2016 production. The Company expects to continue to opportunistically add to this natural gas and crude oil derivative portfolio as the year progresses through the shoulder season. Below is a table that illustrates Eclipse Resources’ current hedging activities:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	62,500	July 2015—December 2015	$3.78
	25,000	January 2016—December 2016	$3.66
	7,000	July 2015—October 2015	$2.84
Natural Gas Three-way Collar:
Floor purchase price (put)	15,000	July 2015—December 2015	$3.60
Ceiling sold price (call)	15,000	July 2015—December 2015	$3.80
Floor sold price (put)	15,000	July 2015—December 2015	$3.00
Natural Gas Put Options:
Put sold	16,800	July 2015—December 2015	$3.35
Put sold	16,800	July 2015—October 2015	$2.87
Put purchased	16,800	July 2015—October 2015	$3.35
Put sold	16,800	January 2016—December 2016	$2.75
Basis Swaps:
	25,000	July 2015—October 2015	$(1.21)

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Collar:
Floor purchase price (put)	3,000	July 2015—February 2016	$55.00
Ceiling sold price (call)	3,000	July 2015—February 2016	$61.40
Oil Three-way Collar:
Floor purchase price (put)	1,000	March 2016—December 2016	$60.00
Ceiling sold price (call)	1,000	March 2016—December 2016	$70.10
Floor sold price (put)	1,000	March 2016—December 2016	$45.00

Subsequent to June 30, 2015, we entered into the following derivative instruments to mitigate our exposure to natural gas prices:

Natural Gas:	(MMBtu/d)	Production Period	Weighted Average Price ($/MMbtu)
Natural Gas Collar:
Floor purchase price (put)	30,000	January 2016—December 2017	$3.00
Ceiling sold price (call)	30,000	January 2016—December 2017	$3.50

Guidance

As the second half of the year continues to unfold, Eclipse Resources continues to be confident that it can execute on its plan and build long term value for its shareholders. Eclipse Resources is reaffirming its third quarter and full year production guidance that was previously announced in its second quarter operational release, reaffirming its full year capital expenditure guidance and updating its financial guidance. This guidance is set forth in the table below:

	Third Quarter 2015	Full Year 2015
Average Daily Production	205 - 215 MMcfe/d	190 - 200 MMcfe/d
% Natural Gas	64 - 66%	64 - 66%
% NGL	18 - 20%	18 - 21%
% Oil	15 - 17%	14 - 17%

Natural Gas Price Differential from NYMEX	($0.15) - ($0.20)/Mcf	($0.20) - ($0.30)/Mcf
Before Transportation Expense(1)
Firm Transportation Expense ($/Mcf)	($0.45) - ($0.50)/Mcf	($0.38) - ($0.43)/Mcf
Natural Gas Price Differential from NYMEX	($0.60) - ($0.70)/Mcf	($0.58) - ($0.73)/Mcf
After Transportation Expense(1)

Oil Price Differential from WTI(1)	($12.00) - ($14.00)/Bbl	($12.00) - ($14.00)/Bbl
NGL Price as % of WTI	14% - 18%	20% - 25%

Operating Expense(2)	$ 1.35 - 1.42 / Mcfe	$ 1.32 - 1.39 / Mcfe
Cash General and Administrative(3)	$ 11.5 - 12.5 million	$ 46 - 48 million

Capital Expenditures(4)		$ 352 million

1.	Excludes impact of hedges
2.	Excludes firm transportation, DD&A, exploration, and general and administrative expenses
3.	Excludes costs associated with rig terminations
4.	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements; excludes land and producing asset acquisitions

Conference Call

A conference call to review the financial and operational results is scheduled for Thursday, August 13th, 2015 at 10:00am Eastern Time. To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources Second Quarter 2015 Earnings Call. A replay of the call will be available through September 7th, 2015. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13615045. A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

Upcoming Conference Participation

Eclipse Resources management team will present and participate in the following upcoming Institutional Investor conferences:

•	Wednesday, August 19th, 2015 (Denver)- ENERCOM presentation at 1:30 MST and host a breakout session following the presentation

•	Wednesday, August 26th, 2015 (Houston)- Heikkinen Energy Advisors Energy Conference

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2015	December 31, 2014

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$257,622	$67,517
Accounts receivable	32,962	46,378
Assets held for sale	3,618	20,673
Other current assets	12,309	19,711

Total current assets	306,511	154,279
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	1,003,018	1,044,469
Proved properties, net	827,480	670,255
Other property and equipment, net	8,836	8,103

Total property and equipment, net	1,839,334	1,722,827
OTHER NONCURRENT ASSETS
Debt issuance costs, net of $3.5 million and $2.5 million of amortization, respectively	6,617	6,058
Other assets	1,436	1,782

TOTAL ASSETS	$2,153,898	$1,884,946

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$82,282	$137,415
Accrued capital expenditures	20,470	51,360
Accrued liabilities	21,525	13,576
Accrued interest payable	26,266	25,187
Deferred income taxes	3,624	5,246

Total current liabilities	154,167	232,784
NONCURRENT LIABILITIES
Debt, net of unamortized discount of $7.5 million and $8.5 million, respectively	429,995	414,016
Pension obligations	1,449	1,321
Asset retirement obligations	18,488	17,400
Other liabilities	2,560	—
Deferred income taxes	34,229	66,714

Total liabilities	640,888	732,235
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 222,663,611 and 160,031,115 shares issued and outstanding	2,225	1,600
Additional paid in capital	1,826,769	1,391,004
Accumulated deficit	(315,418)	(239,345)
Accumulated other comprehensive loss	(566)	(548)

Total stockholders’ equity	1,513,010	1,152,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,153,898	$1,884,946

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES
Oil and natural gas sales	$64,984	$26,955	$111,598	$51,743
Brokered natural gas and marketing	9,469	—	6,669	—

Total revenues	74,453	26,955	118,267	51,743
OPERATING EXPENSES
Lease operating	3,589	2,643	6,935	4,434
Transportation, gathering and compression	22,634	2,949	35,085	3,853
Production and ad valorem taxes	3,078	702	5,178	1,055
Brokered natural gas and marketing	10,795	—	10,795	—
Depreciation, depletion and amortization	60,641	9,957	103,073	21,984
Exploration	6,243	9,295	19,696	13,840
General and administrative	12,717	8,429	24,660	16,823
Rig termination	366	—	7,423	—
Accretion of asset retirement obligations	399	191	785	377
Gain on sale of assets	(5,553)	—	(5,473)	—
Gain on reduction of pension liability	—	—	—	(2,208)

Total operating expenses	114,909	34,166	208,157	60,158

OPERATING LOSS	(40,456)	(7,211)	(89,890)	(8,415)
OTHER INCOME (EXPENSE)
Gain (loss) on derivative instruments	(3,523)	(863)	7,848	(4,474)
Interest expense, net	(14,401)	(11,618)	(28,422)	(25,254)
Other income (expense)	(2)	1,585	400	1,585

Total other expense, net	(17,926)	(10,896)	(20,174)	(28,143)

LOSS BEFORE INCOME TAXES	(58,382)	(18,107)	(110,064)	(36,558)
INCOME TAX BENEFIT (EXPENSE)	16,412	(94,541)	33,991	(94,541)

NET LOSS	$(41,970)	$(112,648)	$(76,073)	$(131,099)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.19)	$(0.84)	$(0.36)	$(1.02)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	222,502	134,309	213,178	128,480

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure. The Company defines Adjusted Revenue as follows: total revenue and net cash receipts (payments) on derivative instruments, less brokered natural gas and marketing revenue. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and GAAP revenue.

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Total revenues	$74,453	$26,955	$118,267	$51,743
Net cash receipts (payments) on derivative instruments	8,457	(790)	14,422	(2,231)
Brokered natural gas and marketing	$(9,469)	$—	$(6,669)	$—

Adjusted revenue	$73,441	$26,165	$126,020	$49,512

Adjusted Net Loss

Adjusted Net Loss means, for any period, the sum of net loss for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net loss in the period: gain (loss) on derivative instruments, stock-based compensation, dry hole expenses, disposals of assets, impairment and other one-time or nonrecurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits added to net loss. Adjusted Net Loss is used as a financial measure by Eclipse Resources management team and by other users of its financial statements to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Loss is not a calculation based on GAAP financial measures and should be considered as an alternative to net loss in measuring the Company’s performance. See the table for a reconciliation of Adjusted Net Loss to Loss.

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014
Loss before income taxes, as reported	$(58,382)	$(18,107)	$(110,064)	$(36,558)
(Gain) loss on derivative instruments	3,523	863	(7,848)	4,474
Net cash (receipts) on derivative instruments	8,457	(790)	14,422	(2,231)
Rig contract termination	366	—	7,423	—
Gain on reduction of pension liability	—	—	—	(2,208)
Dry hole expense	24	102	29	129
Stock-based compensation	1,410	27	2,157	56
Impairment of unproven properties	4,420	3,666	6,044	3,666
Other (income) expense	2	(1,585)	(400)	(1,585)
Gain on sale of assets	(5,553)	—	(5,473)	—

Loss before income taxes, as adjusted	(45,733)	(15,824)	(93,710)	(34,257)
Income tax benefit (expense)	12,512	5,538	28,949	(11,990)

Adjusted net loss	$(33,221)	$(10,286)	$(64,761)	$(22,267)

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by Eclipse Resources to evaluate its financial results. The Company defines Adjusted EBITDAX as Net Income (Loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments) on settled derivative instruments, and premiums (paid) received on options that settled during the period; non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items. Adjusted EBITDAX is not a measure of net income as determined by GAAP. See the table below for a reconciliation of Adjusted EBITDAX to net loss.

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014
Net loss	$(41,970)	$(112,648)	$(76,073)	$(131,099)
Depreciation, depletion & amortization	60,641	9,957	103,073	21,984
Exploration expense	6,243	9,295	19,696	13,840
Rig contract termination	366	—	7,423	—
Stock-based compensation	1,410	27	2,157	56
Accretion of asset retirement obligations	399	191	785	377
Gain on reduction of pension liability	—	—	—	(2,208)
(Gain) loss on derivative instruments	3,523	863	(7,848)	4,474
Net cash (receipts) on derivative instruments	8,457	(790)	14,422	(2,231)
Net cash paid for option premium	—	(141)	—	(141)
Interest expense	14,401	11,618	28,422	25,254
Gain on sale of assets	(5,553)	—	(5,473)	—
Other income	2	(1,585)	(400)	(1,585)
Income tax (benefit) expense	(16,412)	94,541	(33,991)	94,541

Adjusted EBITDAX	$31,507	$11,328	$52,193	$23,262

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 9,2015 (the “2014 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2014 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q. Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris, 814-325-2059

Vice President: Investor Relations

dkris@eclipseresources.com